Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------
December 17, 2004

                                NEWS RELEASE

Thomas J. Noe                                      Patrick J. Condren
Executive Vice President                           President
Peoples Community Bancorp, Inc.                    American State Bank
6100 West Chester Road                             131 Walnut Street
West Chester, Ohio 45069                           Lawrenceburg, Indiana 47025
(513) 870-3530                                     (812) 537-6728


                     Peoples Community Bancorp, Inc. and
              American State Corporation Sign Merger Agreement

     Cincinnati, Ohio and Lawrenceburg, Indiana - Peoples Community Bancorp, Inc., parent of Peoples Community Bank, (Nasdaq National Market "PCBI") and American State Corporation, parent of American State Bank, jointly announced today the signing of a definitive agreement and plan of merger whereby Peoples Community Bancorp, Inc. will acquire American State Corporation. American State Bank operates three offices in the Southeast Indiana communities of Lawrenceburg, Aurora and Bright, offering a wide range of bank products and services, including trust services.

     Under the terms of the agreement, Peoples will pay $4.79 in cash for each of the 1,469,062 outstanding common shares of American. Based upon the outcome of certain specific events, common shareholders may receive up to an additional $.82 per share. American's outstanding preferred stock will be redeemed for cash at par value, totaling $700,000.

     The merger is expected to be consummated in the second quarter of 2005, pending approval by American's shareholders, regulatory approval and other customary conditions of closing.

     At September 30, 2004, American had total assets of $67.5 million, deposits of $55.8 million and shareholders' equity of $4.5 million.

     At September 30, 2004 Peoples had total assets of $889.1 million, deposits of $472.4 million and shareholders' equity of $75.8 million. Peoples currently conducts business through thirteen full service offices in Warren, Butler and Hamilton Counties, Ohio.

     Jerry Williams, President and Chief Executive Officer of Peoples stated, "We are very pleased to announce this merger with American State Corporation. This acquisition is consistent with our previously stated growth plans and provides Peoples with an opportunity to further expand into the Tri-State area. The addition of trust services, as a result of this transaction, will enable us to expand our customer service and increase non-interest income. We look forward to welcoming American customers and employees."

     Pat Condren, President of American State Bank, stated, "We believe that this transaction will benefit our shareholders, customers, employees and community. Our customers can expect us to offer additional banking products and services and our employees will have the opportunity to grow and prosper as a part of a larger company. As part of Peoples we will be in a stronger competitive position in the years ahead."

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